UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 18, 2005

America Online Latin America, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-31181	65-0963212
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6600 N. Andrews Avenue, Suite 400, Fort Lauderdale, Florida		33309
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-689-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 18, 2005, America Online Latin America, Inc. ("AOLA")through its subsidiaries entered into an agreement (the "Agreement") to sell all the outstanding equity of its subsidiary in Argentina ("AOL Argentina") to Datco S.A. and Comnet S.A. (collectively, "Buyers") and to assign certain intercompany debt owed by AOL Argentina to AOLA and one of its subsidiaries. AOLA will receive $377,000 for the assignment of the debt and the sale of the equity of AOL Argentina. The Buyers will pay this amount in seven installments over a one-year period.

AOLA also entered into an Online Services Agreement ("OSA") and License Agreement ("License Agreement") with America Online, Inc. ("America Online") governing the territory of Argentina. The OSA and the License Agreement will only become effective upon the closing of the sale transaction as a result of which AOLA will pay $75,000 to America Online. At the closing, AOLA will assign these agreements to AOL Argentina. Accordingly, the net consideration to be received by AOLA will be $302,000.

The consummation of the transaction is subject to a number of contingencies including the approval of the United States Bankruptcy Court for the District of Delaware. If AOLA fails to obtain approval of the bankruptcy court by December 15, 2005, the Agreement will terminate. In the event that the conditions to the closing of the sale transaction are fulfilled and such closing does not take place due to the parties’ willful failure to close or gross negligence, the breaching party will be obligated to pay the other party $100,000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

America Online Latin America, Inc.

October 21, 2005	By:	/s/ Charles M. Herington

Name: Charles M. Herington
Title: CEO and President